Exhibit 10.11

CORPORATE SERVICES AGREEMENT

This Corporate Services Agreement ("Agreement") is made by and between American Eagle Outfitters, Inc. on behalf of itself and its subsidiaries (collective referred to as "AE") and Schottenstein Stores Corporation on behalf of itself and its subsidiaries (collective referred to as "SSC") effective February 1, 2004 (the "Effective Date").

1.     Recitals.

(a)     The stockholders of SSC own a significant amount of the stock of AE and certain directors of SSC are also directors of AE.

(b)     For many years, various employees of SSC have provided services to AE and other related party entities.

(c)     AE and SSC desire to move toward eliminating shared services on a schedule that is practical and in a manner that serves the best interest of each party and, in the interim, to provide for the continued sharing of services as set forth in this Agreement.

2.     Hourly Fee Billing; Expense Reimbursement.  Historically, SSC generally billed AE for services as a percentage of the payroll, benefits and other direct expenses of the department providing the services based on an estimate by the senior department members performing services of the portion of their total time devoted to AE.  Beginning in 2003, the provision of services on a percentage of departmental cost basis was phased out and instead SSC employees now allocate their time on an hourly basis for services provided to AE.  Accompanying this Agreement is a Fee Schedule that identifies senior SSC employees by department and the agreed upon hourly rate.  SSC will bill AE for services on a monthly basis, by providing an invoice by department identifying the employee providing services, date and hours worked and a brief description of the service provided.  AE also agrees to reimburse SSC for its share of out-of-pocket expenses and disbursements, such as travel, reasonably incurred by SSC employees specifically related to services provided to AE hereunder.  SSC shall endeavor to provide to AE an invoice for services and expenses within 15 days of the end of each fiscal month.  AE will pay the invoice within 30 days of receipt.

3.     Services Provided at AE Request.  The following types of services will be provided by SSC to AE from time to time upon specific request by AE, to the extent SSC personnel can reasonably accommodate AE's request. All such services shall be billed based on hours worked as provided in paragraph 2.

(a)     Legal Services.  The in-house legal staff of SSC is available to AE for consultation and advice and for the performance of legal services.

(b)     Benefit Plan Administration. The SSC benefit department is available to AE for consultation and advice and for the performance of benefit plan administrative services.

(c)     Store Planning, Design, and Construction.  The SSC Store Planning, Design, and Construction departments are available to provide advice and supervisory services to AE.

(d)     Real Estate.  Employees of Schottenstein Management Co., SSC's real estate management affiliate are available to provide leasing advice and other real estate management services to AE.

4.     Insurance and Risk Management.  SSC provides risk management services (collectively, the "Risk Management Program") to AE including:

a.   Negotiating and recommending for purchase various property and casualty insurance policies and specialty type policies such as Directors and Officers insurance ("D&O"), crime and theft insurance, and the purchasing of various bonds, etc.

b.   Negotiating and recommending the purchase of workers' compensation coverage for all states in which AE does business.  The states operate both monopolistic and non-monopolistic workers' compensation programs.  Under a monopolistic program, a company must participate in the state workers' compensation fund or, if approved by the state, self-insure.  Under a non-monopolistic program, a company can self-insure if approved by the state, or purchase workers' compensation coverage from private insurance carriers.  AE currently operates in five monopolistic states, NC, OH, WA, WV and WY, where AE participates directly in the State Workers' Compensation Fund and has its own risk number.  SSC oversees the management of a third party administrator and litigation relating to claims in these States for AE.

For all other states, SSC recommends and AE purchases separate workers' compensation coverage for its account from private insurance carriers using loss sensitive programs (retrospective premiums and high deductible programs).  Collectively paragraphs 5a and 5b shall be referred to as the "Insurance Program."

c.     Recommending specifications for insurance products, including the collection of data and assistance in completion of applications needed to properly market and place the Insurance Program.

d.     Claims coordination services for property losses, commercial and vehicle liability and collision, workers' compensation, D&O, and fidelity.

e.     Safety consultation services including assistance in OSHA related issues and various training needs as requested.

f.      Assistance in establishing loss reserves and projection of losses including the loss development triangles.

g.     Recommending fire protection services and alarm systems to meet the requirements of the insurance carrier and authorities having jurisdiction.  These services include oversight of sprinkler flushing and fire protection equipment programs.

h.     Various management reports of losses and cost of risk.

i.      Environmental review and recommendation for on-going maintenance and monitoring of environmental conditions.

Separate policies will be maintained when possible and appropriate for continued coverage under the Insurance Program.  AE shall be responsible for payment of its insurance premiums, insurance audit adjustments, punitive damages, fines, self-insured retentions, deductibles, taxes, surcharges, broker fees or commissions, claims, claims handling fees (including third party administrator fees and charges), self-insurance fees assessed by states or other controlling organizations, AE shall also be responsible for all risk management and loss control cost not directly related to an insurance policy. When possible SSC shall have insurance carriers, brokers and agents provide separate invoices for AE, which will be approved by SSC's risk management unit and forwarded to AE for payment.  Such billings will be in the name of AE.  If SSC pays premiums for AE, SSC shall bill AE, and AE shall reimburse SSC as soon as practical but not later than 30 days after receipt of the bill.  It is the intent that SSC will not be required to advance any funds on behalf of AE in connection with the Risk Management Program.  In no event shall SSC be responsible for paying AE's insurance premiums and, absent gross negligence and/or willful misconduct by SSC, AE agrees to indemnify, defend and hold SSC harmless for all claims, losses and reasonable, ordinary and necessary expenses relating to AE's participation in the Insurance Program, including attorney's fees.

SSC's risk management unit will bill AE for services provided to administer the Risk Management Program on an hourly basis based on hours worked as provided in paragraph 2.

5.     Travel.  SSC had operated a travel department that negotiated rates for travel services used by SSC and other companies, including AE.  Such services included the negotiation of airline, hotel, rental car rates, travel cost tracking, and the formulation of travel policies and procedures.  Negotiated rates are accessed through an unrelated third party travel agent.  The cost of the SSC travel department and the fees for the travel agent's services were funded through a surcharge paid on each airline ticket purchased by AE, a portion of which was rebated to SSC.   The parties have agreed to discontinue these services effective on the Effective Date, and will settle payment of AE's share of the SSC travel department costs for the prior fiscal year period, based on the number of tickets issued, by means of a payment by AE for any shortfall in the rebate amounts or a payment by SSC travel to AE for any excess payment of the rebate amounts.

6.     Aircraft.  SSC and other companies, including AE, have joined together to purchased fractional interests in a number of aircraft through a separate corporation formed by SSC (LDS).  All companies that have advanced funds to purchase the aircraft have the right to use the aircraft.  AE shall pay LDS for its share of all of the costs associated with AE's actual use of the aircraft, which shall include, but not be limited to, fixed and variable costs, economic depreciation, interest, incidentals and any gain or loss on the disposition of any of the aircraft, in each case without markup or allocation of overhead by LDS or SSC.  AE shall pay LDS within 30 days of receipt of an invoice for the costs associated with AE's use of the aircraft.  AE has requested LDS explore the termination of this joint ownership arrangement.

7.     Payroll Service.  Jay L. Schottenstein, AE's Chairman, is also employed by SSC.  The Compensation Committee of AE's Board of Directors sets the compensation for all of its executives, including the Chairman.  The Chairman's compensation, as fixed by AE's Compensation Committee, is paid by SSC and AE reimburses SSC for the Chairman's approved AE compensation and related benefits and payroll taxes based upon AE's proportionate share of the Chairman's total compensation.  Such payments are billed and reimbursed monthly.

8.     Additional Services.  The parties agree that, should additional services be desired, they will negotiate in good faith with each other the nature of those services and the payment to be made therefore, provided that before any additional services may be provided to AE by SSC, the terms thereof must be approved in advance by the Audit Committee of the Board of Directors of AE.

9.     Discontinuation of Services.  This Agreement may be terminated in whole or in part as to any particular service by AE or SSC upon 90 days written notice to the other party.  Notwithstanding anything contained herein to the contrary, all indemnity provisions contained in this Agreement shall survive the termination of this Agreement.

10.   Sale of Merchandise.  From time to time, AE may have excess merchandise available for sale to other retailers. SSC acknowledges that AE will competitively bid the sale of any such merchandise and that AE has no obligation to offer or to sell any such merchandise to SSC or its subsidiaries or affiliates.

11.   Audit.  AE shall have the right to audit during reasonable business hours the books and records of SSC directly relating to this Agreement.

12.   Offset.  Either party shall have the right to offset any amounts owed to the other party against any payments owed to the offsetting party by the other party.

13.   Indemnity.  Except for SSC's gross negligence, willful misconduct or fraud in the performance of its duties, SSC shall not be liable for any losses or damages, including special, incidental or consequential damages incurred by AE from any claim or dispute arising out of or related to or in connection with any services performed by SSC under this Agreement.  AE agrees to hold SSC harmless from such claim or dispute and to indemnify and defend SSC for all losses and damages including reasonable costs, expenses, charges and legal fees, if any, which SSC may incur as a result of any such dispute or claim.

Except for AE's gross negligence, willful misconduct or fraud in the performance of its duties, AE shall not be liable for any losses or damages, including special, incidental or consequential damages incurred by SSC from any claim or dispute arising out of or related to or in connection with any services performed by AE under this Agreement.  SSC agrees to hold AE harmless for such claim or dispute and to indemnify and defend AE for all losses and damages including reasonable costs, expenses, charges and legal fees, if any, which AE may incur as a result of any such dispute or claim.

14.   Governing Law.  The laws of the State of Ohio shall apply to the terms of this Agreement.  A court's determination that certain provisions of this Agreement are invalid shall not render the remaining terms of this Agreement unenforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers, thereunto duly authorized, as of the date first above written.

SCHOTTENSTEIN STORES CORPORATION

By:          Jay L. Schottenstein
                Jay L. Schottenstein
               Chief Executive Officer

 AMERICAN EAGLE OUTFITTERS, INC.

By:          James V. O'Donnell
                James V. O' Donnell
               Chief Executive Officer